FIRST AMENDMENT
TO EMPLOYMENT, NON-INTERFERENCE, NON-SOLICITATION, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT
This First Amendment to Employment, Non-Interference, Non-Solicitation, Non-Competition and Invention Assignment Agreement is made this 25 day of February 2018, ("First Amendment") by and between ANANT AGRAWAL ("Agrawal"), and USAT TECHNOLOGIES, INC., a Pennsylvania corporation ("USAT").
BACKGROUND
USAT and Agrawal (collectively "the Parties") entered into an Employment, Non-Interference, Non-Solicitation, Non-Competition and Invention Assignment Agreement dated November 9, 2017 (the "Employment Agreement"). As more fully set forth herein, the parties desire to amend the Employment Agreement in certain respects. The Parties are entering into this Amendment by reason of the change of Agrawal's principal place of employment to USAT's offices in Malvern, Pennsylvania.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:
1.    Amendments.
A. Subsection (d) of Section 3 of the Employment Agreement is hereby deleted and the following new subsection (d) is hereby substituted in its place:

(d) Agrawal shall have "Good Reason" to terminate Agrawal's employment hereunder within ninety (90) days after the initial occurrence of one or more of the following conditions: (i) a material diminution in Agrawal's authority, duties, or responsibilities, as described herein; (ii) a material diminution in Agrawal's Annual Base Salary or Agrawal's performance level bonus is decreased and the percentage of decrease is materially higher than the decrease for other USAT employees at a similar level to Agrawal; (iii) any other action or inaction that constitutes a material breach of this Agreement by USAT, or (iv) a relocation of Agrawal's principal office and place of business to a location more than thirty (30) miles from USAT's current office in Malvern, Pennsylvania, and which, in the case of any of the foregoing, continues beyond thirty (30) days after Agrawal has provided USAT written notice that Agrawal believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after the initial existence of such condition.
B. Section 16 is hereby deleted and the following new Section 16 is hereby substituted in its place:
16. Choice of Law, Venue and Arbitration.
This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law rules. Except for a claimed breach of Sections 5 and 6 of this Agreement, USAT and Agrawal agree that any dispute between the Parties will be referred to final and binding arbitration, in accordance with the then-current Employment Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") with the hearing venue to be located in Philadelphia, Pennsylvania. USAT and Agrawal, upon prior mutual written agreement, may agree to have any Dispute referred to and conducted in accordance with the rules (as same may be modified by such written mutual agreement) of another private arbitration institution, such as by way of example only, Judicial Arbitration & Mediations Services, Inc. To the extent any dispute between the Parties is not subject to AAA arbitration, then the Parties hereby consent to the exclusive jurisdiction of the state or federal court in the Eastern District of Pennsylvania.
C. The following new Section 18 is hereby added:
18.    Relocation Expenses.
USAT will reimburse Agrawal for the following expenses incurred by Agrawal related to Agrawal's move to the Philadelphia metropolitan area in connection with Agrawal's principal office to be located at USAT's offices in Malvern, Pennsylvania, which move shall occur no later than March 31, 2018:

(a)
Necessary and reasonable expenses for two round trips between California and the Philadelphia metropolitan area for Agrawal and Agrawal's spouse and child prior to March 31, 2018 in connection with Agrawal's search for housing in the Philadelphia metropolitan area;

(b)
Necessary and reasonable moving expenses for Agrawal and Agrawal's spouse and child to move from California to the Philadelphia metropolitan area no later than March 31, 2018, and for a return move for them to California at the end of the Employment Period provided that the termination of employment is not For Cause or Without Good Reason;

(c)
Housing allowance of $6,000 per month for twenty (20) months for housing in the Philadelphia metropolitan area provided and while Agrawal remains an employee of USAT based out of its offices in Pennsylvania; and

(d)	Car allowance of $500 per month for twenty (20) months provided and while Agrawal remains an employee of USAT based out of its offices in Pennsylvania.

(e)
The automobile and housing reimbursement payments due to Agrawal by USAT shall be made on an after-tax basis, and shall include an additional tax "gross up" payment to cover any applicable local, state and federal income and/or payroll taxes imposed on Agrawal with respect to such reimbursement payments.

2.Modification.    Except as otherwise specifically set
forth in Paragraph 1, the Employment Agreement shall not be amended or modified in any respect whatsoever and shall continue in full force and effect.
3.Effective Time.    The amendments to the Employment
Agreement made in Paragraph 1 hereof shall be effective from and after the date hereof.
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first above written.

USA TECHNOLOGIES, INC.
By:     /s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

By:     /s/ Anant Agrawal
ANANT AGRAWAL